Exhibit 10.1
Separation Agreement and Release

This Separation Agreement and Release (this “Release”) is made by Daniel J. Kaufman (the “Employee”) and GameStop Corp. (“GameStop”) on this 1st day of June, 2020.

WHEREAS, the Employee’s employment with GameStop, including his service as an officer of GameStop and as an officer or director of any of GameStop’s affiliates, terminated on June 1, 2020; and

WHEREAS, pursuant to the terms of the Executive Employment Agreement by and between GameStop and the Employee dated October 1, 2012, as amended (the “Employment Agreement”), the Employee is entitled to receive the payments, rights and benefits described in Sections 5(c),6(a) and 6(b) of the Employment Agreement (the “Separation Benefits”), subject to his timely execution of this Release. Capitalized terms not otherwise defined herein have the meanings defined in the Employment Agreement.

NOW THEREFORE, in consideration of these premises and intending to be legally bound hereby:

1. The Employee acknowledges that the Separation Benefits constitute full settlement of all his rights under the Employment Agreement. The Employee further acknowledges that, in the absence of his execution of this Release, the Separation Benefits would not otherwise be due to him.

2. The Employee, for himself and his heirs, legal representatives, and assigns, releases and forever discharges GameStop and its related entities, parent companies, subsidiaries, and affiliates, and each of their respective current and former officers, directors, stockholders, agents, representatives, insurers, plan administrators, employees, predecessors, successors, and assigns, in their individual, corporate, or official capacities, (collectively, the “Released Parties”) of and from all claims, demands, actions, obligations, and causes of action of any kind or nature at law or in equity, known or unknown, that arose, in whole or in part, at any time prior to the execution of this Release by Employee.

3. Employee understands and accepts that the general release contained herein specifically covers, without limitation, any and all claims, causes of action, or demands that Employee has or may have against the Released Parties relating in any way to the terms, conditions, and circumstances of his employment or the termination of his employment with any of the Released Parties, whether based on contract, tort, or statute, including without limitation claims arising under any federal, state, or local statute and/or ordinance, or common or civil law claims, including without limitation:

(a) any and all claims relating to discrimination, equal pay, retaliation, or other claims such as claims or causes of action under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, 1871, and 1991, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Uniformed Services Employment and Reemployment Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, the Occupational Safety and Health Act, the Equal Pay Act, the False Claims Act,

the Fair Credit Reporting Act, all as amended, the Pennsylvania Human Relations Act or any other applicable state or local statute or regulation pursuant to which he may have rights in connection with employment and/or separation of employment from GameStop;

(b) any and all claims or causes of action arising under or relating to the Age Discrimination in Employment Act (“ADEA”);

(c) any and all claims arising under the common or civil law, including without limitation those claims for wrongful discharge, breach of contract, breach of fiduciary duty, promissory estoppel, fraud, misrepresentation, breach of any implied covenants, assault, battery, negligence, defamation, invasion of privacy, slander, or infliction of emotional distress; and

(d) any and all claims for attorney’s fees, costs, or expenses.

4. Employee agrees that he has suffered no workplace injury for which he has failed to report. Employee further acknowledges, represents and warrants that he has not filed and/or caused to be filed, and is not aware of, any pending lawsuit, claim or complaint brought on his behalf or asserting claims involving Employee or in which he has an interest against GameStop, or any affiliated company, subsidiary or business unit in any state or federal court, or with any administrative agency or tribunal.

5. Employee acknowledges and agrees that (a) Employee has no entitlement under any other severance or similar arrangement maintained by GameStop, and (b) except as otherwise provided specifically herein, the Released Parties do not and will not have any other liability or obligation to Employee.

6. Employee understands that the general release of claims set forth herein covers claims that Employee knows about and those that he may not know about.

7. This general release does not prevent Employee from filing an administrative charge or complaint, or otherwise communicating with or participating in an investigation by the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, any agency Inspector General, or any other federal, state, or local agency governing employee rights. Nothing in this Release shall be construed to limit any disclosure to any such governmental officials or agencies or making disclosures that are protected under the whistleblower provisions of federal law or regulation. However, by signing this Release, Employee waives his right to recover any damages or other relief in any claim or suit brought by him, or by or through the EEOC, or other federal, state, or local agency on his behalf, against any of the Released Parties under any federal, state, or local law, except where prohibited by law. This Release does not limit Employee’s right to receive an award for information provided to any government agency. Employee agrees to release and discharge the Released Parties not only from any and all claims that Employee could make on his own behalf, but Employee also specifically waives any right to become, and Employee promises not to become, a member of any class in any proceeding or case in which a claim or claims against the Released Parties may arise, in whole or in part, from any event that occurred prior to the date of this Release. If Employee is not permitted to opt-out of a future class, then Employee agrees to waive any recovery for which Employee would be eligible as a member of such class. Nothing in this Release is intended to limit or interfere with Employee’s rights under Section 7 of the National Labor Relations Act.

8. This general release also does not apply to any claim: (a) for payment of any amount earned and vested but not yet paid under that certain Retention Agreement between Employee and GameStop dated May 31, 2018; (b) arising out of conduct occurring after the date this Release is signed; (c) to enforce the terms of this Release; (d) to challenge the validity of this Release and the knowing and voluntary nature of Employee’s release under the ADEA and/or the Older Workers’ Benefit Protection Act, (d) for payment of fees, indemnification and reimbursement of expenses as provided in Section 14 of the Release, or (e) for indemnification under the By-Laws of GameStop for Employee’s acts or omissions as an officer of GameStop, or for the benefit of any applicable directors and officers insurance policies.

9. The federal Defend Trade Secrets Act of 2016 provides immunity in certain circumstances to GameStop employees, contractors, and consultants for limited disclosures of GameStop trade secrets. Specifically, GameStop employees, contractors, and consultants may disclose trade secrets: (a) in confidence, either directly or indirectly, to a Federal, State, or local government official, or to an attorney, “solely for the purpose of reporting or investigating a suspected violation of law,” or (b) “in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Additionally, GameStop employees, contractors, and consultants who file retaliation lawsuits for reporting a suspected violation of law may also use and disclose related Trade Secrets in the following manner: (1) the individual may disclose the trade secret to his/her attorney, and (2) the individual may use the information in related court proceeding, as long as the individual files documents containing the trade secret under seal, and does not otherwise disclose the trade secret “except pursuant to court order.”

10. Employee understands and agrees that this general release will be legally binding upon Employee, as well as his estate, heirs, personal representatives, and/or assigns.

11. Employee acknowledges that restrictive covenants contained in Section 8, 9 and 10 of the Employment Agreement, and in the Non-Disclosure and Non-Competition Agreements he previously executed will survive the termination of his employment. The Employee affirms that those restrictive covenants are reasonable and necessary to protect the legitimate interests of GameStop, that he received adequate consideration in exchange for agreeing to those restrictions and that he will abide by those restrictions.

12. Employee agrees not to disparage any Released Person nor otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of any Released Person.

13. Employee further agrees that, subject to reimbursement of his reasonable expenses, he will cooperate in a reasonable manner with GameStop and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) in which the Employee was in any way involved during his employment with GameStop. The Employee agrees to render such cooperation in a timely manner on reasonable notice from GameStop, provided GameStop exercises reasonable efforts to limit and schedule the need for Employee’s cooperation so as not to materially interfere with his other professional obligations.

14. In addition to and without limiting Section 13 above, GameStop and Employee agree that Employee will serve as a consultant to GameStop, at a rate of $20,000 per month (or, if agreed between the parties, at a pro-rated rate for any partial month), for such period reasonably requested by GameStop, to assist in the completion and/or transition of certain on-going GameStop projects. Services under this paragraph will not include the delivery of legal advice and, unless expressly directed by an officer of GameStop, Employee will not be authorized to create obligations or otherwise bind GameStop. Employee’s services under this paragraph will be rendered solely as an independent contractor, not as an employee, and therefore, in respect of such services and the related fees: (a) Employee will not be entitled to any employee benefits, (b) no taxes will be withheld and no employment taxes will be paid by GameStop, and (c) Employee will be solely responsible for all taxes, social security and other contributions, including the remittance of such amounts. Employee shall be reimbursed for travel and other expenses actually incurred in the performance of the services, provided that any such expenses will be accompanied by supporting data and incurred pursuant to GameStop’s Travel and Expense Guidelines. Either GameStop or Employee may terminate the engagement described in this paragraph at any time, for any reason, upon notice to the other, with no obligation arising from such termination other than payment of fees earned through the date of such termination. For avoidance of doubt, the obligations of confidentiality, return of property, assignment of intellectual property and similar obligations contained in the agreements referenced above in Section 11 will continue to apply to Employee in his capacity as a consultant under this paragraph. Employee may assign his rights and obligations under this paragraph to a personal services corporation or limited liability company solely owned by him. With respect to all services performed under this paragraph, Employee will be entitled to indemnification and advancement of expenses to the full extent provided in the bylaws and certificate of incorporation of GameStop, as if he had performed those services as an officer of GameStop.

15. Employee expressly acknowledges and recites that (a) he has read and understands the terms of this Release in its entirety, (b) he has entered into this Release knowingly and voluntarily, without any duress or coercion; (c) he has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Release before signing it; (d) he was provided 21 calendar days after receipt of the Release to consider its terms before signing it; and (e) he is provided seven calendar days from the date of signing to terminate and revoke this Release, in which case this Release shall be unenforceable, null and void. Employee may revoke this Release during those seven days by providing written notice of revocation to GameStop at the following address:

GameStop – Human Resources
ATTN: Stacey Watkins
625 Westport Parkway
Grapevine, TX 76051

If the Employee revokes this Release, he will forfeit the Separation Benefits and will not be entitled to any other severance benefits.

16. This Release shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to the conflict of law principles thereof. Any disputes or claims arising out of or relating to this Release shall be resolved exclusively pursuant to the

GameStop CARES Rules of Dispute Resolution Including Arbitration (the “CARES Rules”). As provided in the CARES Rules, either party may seek temporary or immediate injunctive relief in aid of arbitration, to maintain the status quo pending arbitration, or to prevent violation of the commitments referenced in this Release concerning non-competition, non-solicitation, or the use or disclosure of trade secrets or confidential information. Employee hereby irrevocably submits to the exclusive jurisdiction of any Texas State or United States Federal Court sitting in Tarrant County, Texas with respect to such proceedings in aid of arbitration or to enforce any award, judgment, or order of the arbitrator with respect to any controversy arising out of this Release. Employee hereby waives any right to a trial by jury in any legal proceeding related in any way to this Release. The breach of any promise in this Release by any party shall not invalidate this Release and shall not be a defense to the enforcement of this Release against any party.

17. Employee represents and warrants that Employee has returned to GameStop any and all property and equipment of GameStop, including (a) all keys, files, lists, books, records and other materials (and copies thereof), devices (including, but not limited to, computer hardware, software and cellphones), access or credit cards, Company identification, and all other property belonging to GameStop in Employee’s possession or control, and (b) all documents and copies (including electronic copies) in Employee’s possession or control that contain any of GameStop’s confidential information. Employee shall not make or retain any copy or extract of any of the foregoing. The foregoing representation excludes property and equipment that Employee has been expressly authorized by GameStop to retain, to enable his performance of services under Section 14; provided that upon the completion of that consulting engagement, Employee will promptly return all remaining property or equipment to GameStop.

18. Both parties have participated in the negotiation of this Release and it is therefore agreed that the general rule that ambiguities are to be construed against the drafter shall not apply to this Release.

19. The parties agree that this Release (including the CARES Rules and covenants referenced above in Section 11) constitutes the entire agreement between Employee and GameStop and supersedes any other prior agreements or understandings, written or oral, pertaining to the subject matter of this Release. For avoidance of doubt, the Retention Agreement is not superseded by this Release. In executing this Release, Employee did not rely on any document, representation, or statement, whether written or oral, other than those specifically set forth in this Release. This Release may not be amended except by a writing executed by Employee and a duly authorized officer of GameStop.

[signature page follows]

IN WITNESS WHEREOF, GameStop and Employee have each executed this Release on the date indicated below, respectively.

GAMESTOP CORP.

By: /s/ Dan Reed

Title: General Counsel

Date: June 1, 2020

DANIEL J. KAUFMAN

/s/ Daniel J. Kaufman

Date: June 1, 2020